Exhibit 99.1

LIBERTY MEDIA REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Englewood, Colorado, November 5, 2010 — Liberty Media Corporation (“Liberty”) (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today reported third quarter results for Liberty Capital group, Liberty Interactive group and Liberty Starz group.  Highlights include(1):

•      Achieved revenue and adjusted OIBDA(2) growth at QVC of 7% and 8%, respectively

•      Entered into a comprehensive multi-year affiliation agreement with DISH Network at Starz Entertainment

•      Refinanced QVC’s bank credit facilities at lower rates, with a longer maturity and more flexible security

•      Repurchased $156 million of Liberty Capital stock, from July 31 through October 29, 2010, year-to-date purchases represent 13.9% of shares outstanding

•      Changed the attribution of Starz Media from Liberty Capital to Liberty Starz

•      Filed a preliminary proxy statement with the SEC for the split-off of Liberty Capital and Liberty Starz

•      Value of Liberty’s stake in SIRIUS XM increased to $3.8 billion as of November 4, 2010

•      Purchased additional 1.5% of the stock of Live Nation from former Chairman, Barry Diller, on November 4, 2010

“QVC continued its strong operating performance once again growing faster than its peer group in revenue and adjusted OIBDA while maintaining the leading return on invested capital,” stated Greg Maffei, Liberty President and CEO.  “Starz completed an important multi-year agreement with DISH while growing subscribers.”

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue increased 8% to $2.0 billion and adjusted OIBDA increased 8% to $373 million, while operating income increased 13% to $220 million.  The increase in revenue, adjusted OIBDA, and operating income was primarily due to favorable results at QVC.

QVC

QVC’s consolidated revenue increased 7% in the third quarter to $1.8 billion, adjusted OIBDA increased 8% to $369 million and operating income increased 13% to $235 million.

“Every QVC market generated strong revenue growth in local currency, increased adjusted OIBDA margins and attracted more new customers in the third quarter,” stated Mike George, QVC President and CEO.  “Our consolidated adjusted OIBDA margin, excluding our start-up operations related to Italy and the negative impact of our new QCard arrangement, improved 105 basis points from a strong adjusted OIBDA margin last year.  QVC expanded its global footprint through the successful launch of QVC Italy on October 1st.  In addition, we continue to leverage our programming assets through the launch of second channels in both Germany and the UK and the iPad app in the US.  Our pop-up store and studio in Rockefeller Center for Fashion’s Night Out generated positive press attention but more importantly engaged our customers through our live broadcasts, Facebook, Twitter, YouTube and QVC.com.”

QVC’s domestic revenue increased 7% in the third quarter to $1.2 billion and adjusted OIBDA increased 8% to $261 million compared to the third quarter 2009.  The product mix continued to show steady growth in accessories, apparel and home and a decline in jewelry sales.  The average selling price increased 2% from $47.52 to $48.30 while total units sold increased 5% to 26.2 million.  Returns as a percent of gross product revenue decreased from 19.3% to 18.8%.  QVC.com sales as a percentage of domestic sales grew from 28% in the third quarter of 2009 to 31% in the third quarter of 2010.  The domestic adjusted OIBDA margin increased 22 basis points to 22.4% for the quarter primarily due to a lower inventory obsolescence provision as well as more efficient customer service operations partially offset by increased fixed costs primarily due to the non-recurrence of favorable franchise and sales tax audit settlements recorded in the prior year period.  Overall, the domestic adjusted OIBDA results were negatively impacted by $5 million due to QVC’s new credit card agreement with GE Money Bank which was effective August 2nd.  QVC entered into a new agreement with GE Money Bank, who provides revolving credit directly to QVC customers solely for the purchase of merchandise from QVC.  Under the new agreement QVC receives a portion of the economics from the credit card program according to percentages that vary with the performance of the portfolio.  QVC also recovered its noninterest bearing cash deposit maintained in connection with the prior arrangement in the amount of $501 million.  During the third quarter, QVC entered into a new bank credit agreement which provides for a $2 billion revolving credit facility and reduced bank borrowings by $745 million, lowering QVC’s leverage ratio below 2:1.

QVC’s international revenue increased 6% in the third quarter to $604 million from $569 million including the impact of unfavorable exchange rates in the UK and Germany and favorable exchange rates in Japan.  International adjusted OIBDA increased 9% to $108 million and adjusted OIBDA margin increased 48 basis points for the quarter.  The increase in the adjusted OIBDA margin was primarily due to the increased gross product margin in Germany, partially offset by $9 million of costs related to the October 1, 2010 launch of QVC Italy service.  Excluding the effect of exchange rates, QVC’s international revenue and adjusted OIBDA both grew 8%.  International adjusted OIBDA increased 17%, excluding the effect of exchange rates and start up costs related to QVC Italy.

QVC UK’s revenue grew 6% in local currency in the third quarter through increased sales in the consumer electronics, apparel and beauty product areas.  These increases were partially offset by declines in the fine jewelry product area.  The UK’s average selling price in local currency decreased 2% and units sold increased 7% for the third quarter.  QVC UK’s adjusted OIBDA margin increased 135 basis points due primarily to leveraging fixed costs and lower personnel expenses offset somewhat by an unfavorable gross margin percentage related to a higher inventory obsolescence provision.

QVC Germany’s revenue grew 9% in local currency in the third quarter.  QVC Germany’s average selling price in local currency decreased 3% for the third quarter and units sold increased 14%.  QVC Germany experienced an increase of 146 basis points in gross margin percentage for the quarter primarily due to increased initial product margins and a lower obsolescence provision.  QVC Germany’s adjusted OIBDA margin increased 210 basis points due to gross margin increases as well as further leverage of fixed cost expenses.

QVC Japan’s revenue grew 9% in local currency in the third quarter.  QVC Japan achieved growth of 15% in units sold for the quarter with the average selling price in local currency declining 5%.  QVC Japan’s gross margin percentage was virtually flat for the third quarter with adjusted OIBDA margin increasing 125 basis points due primarily to reductions in cable operator commission expense due to favorable renegotiated contract terms.

eCommerce Businesses

In the aggregate, the eCommerce businesses increased revenue 19% to $197 million for the quarter.  Overall revenue growth was partially offset by lower commission revenue earned for referring customers to third-party on-line discount services.  In the first quarter of 2010, a decision was made to change the way these promotions are offered which reduced the revenue earned in the third quarter by $2 million.  These changes are expected to continue to adversely impact commission revenue throughout 2010.  Revenue earned from commissions yielded significantly higher margins than product sales, and therefore the reduction in this revenue more negatively impacted adjusted OIBDA on a percentage basis.  Furthermore, during the quarter increased marketing spend helped grow revenue and new customer names but negatively impacted adjusted OIBDA margins.  Adjusted OIBDA for the eCommerce businesses increased by $3 million to $10 million for the quarter and operating income improved by $7 million from an operating loss of $7 million.  During the third quarter, we deconsolidated Lockerz based on a change in the governance of the entity through an issuance of equity of Lockerz.  Adjusted OIBDA for the eCommerce businesses was relatively flat for the quarter, excluding Lockerz’ adjusted OIBDA loss of $2 million for the third quarter 2009.  The results of Lockerz for the third quarter 2010 were reflected in our Share of Earnings (Losses) and will be reflected in that manner prospectively.

Share Repurchases

There were no repurchases of Liberty Interactive stock from July 31, 2010 through October 29, 2010.  Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, BUYSEASONS, CommerceHub, and The Right Start, and its interests in IAC/InterActiveCorp, HSN, Tree.com, Interval Leisure Group, Expedia and Lockerz.  Liberty has identified wholly-owned QVC as the principal operating segment of the Liberty Interactive group.

LIBERTY STARZ GROUP — Liberty Starz group’s revenue increased 5% to $319 million, adjusted OIBDA decreased 3% to $89 million, and operating income increased 15% for the third quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.  The decrease in adjusted OIBDA was primarily due to an increase in operating expenses at Starz Entertainment.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 5% to $316 million in the third quarter while adjusted OIBDA decreased 1% to $92 million and operating income increased 12% to $87 million.  Starz Entertainment’s operating expenses increased 9% in the quarter as a result of higher programming costs associated with original programming, stronger box office performance of output titles aired during the period, and costs associated with the revenue earned on original programs.  Starz’ subscription units increased 1% and Encore subscriptions increased 4% vs. the third quarter 2009.

“Starz Entertainment enjoyed another solid quarter with continued positive revenue growth and the third consecutive quarter of sequential subscriber gains at Starz and Encore,” said Chris Albrecht, Starz, LLC, President and CEO.  “The business continues to perform well and we are pleased with a new, multi-year affiliation agreement signed with DISH Network last month.  We look forward to the return of Spartacus with the Gods of the Arena prequel in January.”

Share Repurchases

There were no repurchases of Liberty Starz stock from July 31, 2010 through October 29, 2010.  Liberty has approximately $447 million remaining under its Liberty Starz stock repurchase authorization.

The businesses and assets attributed to Liberty Starz group are primarily engaged in the production and distribution of video programming and related businesses.  Liberty has identified Starz Entertainment as the principal operating segment of the Liberty Starz group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Starz group as though they had been attributed to the group since January 1, 2009.

On September 16, 2010, Liberty Media’s board of directors approved a change in attribution of Liberty Media’s interest in Starz Media from its Capital group to its Starz group, effective September 30, 2010.  Liberty reflected this attribution prospectively therefore the operating results of Starz Media for the three and nine months ended September 30, 2010 continue to be reflected in Liberty Capital.  However the balance sheet of Starz Media as of September 30, 2010 has been included in the Liberty Starz group.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue increased 47% while adjusted OIBDA and operating losses decreased by $96 million and $91 million, respectively, for the third quarter.  The increase in revenue was primarily due to revenue growth at Starz Media related to theatrical and home video revenue from movies released by Overture Films.  The decrease in the adjusted OIBDA loss was primarily due to the number and timing of films released theatrically, on home video and through television by Starz Media and Overture Films and the related marketing expenses associated with these films.

“We continue to make significant progress in realigning and focusing the core Starz Media companies through the recent attribution of the Starz Media assets to the Liberty Starz group and the pending sale of the Film Roman animation studio,” said Chris Albrecht Starz, LLC, President and CEO.  “Though not complete, we are pleased with the progress achieved so far and the cleaner financial and operating structures of the combined businesses of Starz Entertainment and Starz Media.”

Share Repurchases

From July 31, 2010 through October 29, 2010, Liberty repurchased 3.3 million shares of Series A Liberty Capital common stock at an average cost per share of $46.61 for total cash consideration of $155.5 million.  Since the reclassification of Liberty Capital on March 4, 2008 through October 29, 2010, Liberty has repurchased 47.3 million shares at an average cost per share of $22.60 for total cash consideration of $1.07 billion.  These repurchases represent 36.6% of the shares outstanding.  Liberty has approximately $530 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Starz group and include its subsidiaries Starz Media (through September 30, 2010), TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), its interests in SIRIUS XM, and minority interests in Time Warner, Time Warner Cable, and Live Nation.

FOOTNOTES

(1)   Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 12:00 p.m. (ET) on November 5, 2010.  For information regarding how to access the call, please see “Important Notice” on page 9.

(2)   For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Starz group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2010 to the same period in 2009.  Certain prior period amounts have been reclassified for comparability with the 2010 presentation.  During the fourth quarter of 2009, Liberty completed the split-off of Liberty Entertainment Inc. (LEI), and as such, the financial results of the businesses and assets of LEI have been excluded from all periods presented.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	June 30, 2010	September 30, 2010
Expedia(1)	1,300	1,954
InterActiveCorp	281	336
HSN, Interval Leisure Group, and Tree.com(1)	669	796
Total Attributed Liberty Interactive Group	$2,250	3,086

Other(2)	1	1
Total Attributed Liberty Starz Group	$1	1

SIRIUS XM debt and equity(3)	2,857	3,533
Non-strategic public holdings(4)	2,458	2,614
Total Attributed Liberty Capital Group	$5,315	6,147

(1)   Represents fair value of Liberty’s investments.  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)   Excludes $20 million of marketable securities with an original maturity greater than one year which are included in cash and liquid investments on the following schedule as of June 30, 2010.

(3)   Represents the fair value of Liberty’s various debt and equity investments in SIRIUS XM.  The fair value of Liberty’s convertible preferred stock is calculated on an as-if-converted basis into common stock.  In accordance with GAAP, Liberty accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value.

(4)   Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $904 million and $1,148 million on June 30, 2010 and September 30, 2010, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	June 30, 2010	September 30, 2010
Cash and Liquid Investments Attributable to:
Liberty Interactive group	1,100	935
Liberty Starz group(1) (2)	1,083	1,164
Liberty Capital group(3) (4)	2,265	1,894
Total Liberty Consolidated Cash and Liquid Investments	4,448	3,993

Less:
Short-term marketable securities — Liberty Starz group	117	149
Long-term marketable securities — Liberty Starz group	20	—
Short-term marketable securities — Liberty Capital group	205	313
Total Liberty Consolidated Cash (GAAP)	4,106	3,531

Debt:
Senior notes and debentures(5)	1,165	1,115
Senior exchangeable debentures(6)	1,962	1,960
QVC senior notes(5)	2,000	2,000
QVC bank credit facility	1,825	1,080
Other	71	77
Total Attributed Liberty Interactive Group Debt	7,023	6,232
Unamortized discount	(23)	(23)
Fair market value adjustment	(905)	(794)
Total Attributed Liberty Interactive Group Debt (GAAP)	6,095	5,415

Other	46	99
Total Attributed Liberty Starz Group Debt (GAAP)	46	99

Senior exchangeable debentures(6)	1,138	1,138
Bank investment facility	750	750
Other	86	—
Total Attributed Liberty Capital Group Debt	1,974	1,888
Fair market value adjustment	40	117
Total Attributed Liberty Capital Group Debt (GAAP)	2,014	2,005

Total Consolidated Liberty Debt (GAAP)	8,155	7,519

(1)   Includes $117 million and $149 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2010 and September 30, 2010, respectively, which is reflected in other current assets in Liberty’s condensed consolidated balance sheet.

(2)   Includes $20 million of marketable securities with an original maturity greater than one year as of June 30, 2010, which is reflected in investments in available-for-sale securities in Liberty’s condensed consolidated balance sheet.

(3)   Includes $205 million and $313 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2010 and September 30, 2010, respectively, which is reflected in other current assets in Liberty’s condensed consolidated balance sheet.

(4)   Excludes $476 million and $476 million of restricted cash on June 30, 2010 and September 30, 2010, respectively, associated with the bank credit facility which is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.

(5)   Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(6)   Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash decreased $165 million, primarily due to a net reduction of bank debt of $745 million and $50 million in repayments of Senior Notes and Debentures.  These repayments were offset by cash flow from operations at QVC which includes the return of a $501 million unsecured deposit from GE Money Bank.  Total attributed Interactive group debt decreased as a result of the repayments discussed above.

Total attributed Liberty Starz group cash increased $81 million, primarily as a result of cash flow from operations at Starz Entertainment and the attribution of Starz Media to the Liberty Starz group.  Total attributed Starz group debt increased $53 million as a result of the reattribution of Starz Media to the Liberty Starz group.

Total attributed Liberty Capital group cash decreased $371 million, primarily due to $301 million of LCAPA stock repurchases in the third quarter.  Total attributed Liberty Capital group debt decreased $86 million due to the reattribution of Starz Media to the Liberty Starz group, as discussed previously.

Important Notice: Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB,) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 12:00 p.m. (ET) on November 5, 2010.  The call can be accessed by dialing (877) 795-3648 or (719) 325-4793 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 3:00 p.m. (ET) November 12, 2010, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 4402387#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches the proposed split-off of our Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Additional Information

Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein (a preliminary filing of which has been made with the SEC), because they will contain important information about the split-off. Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding the directors and executive officers of each of Liberty and the split-off entity and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials filed with the SEC (a preliminary filing of which has been made with the SEC).

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment and Starz Media) owned by Liberty at September 30, 2010.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q09	4Q09	1Q10	2Q10	3Q10
Liberty Interactive Group
QVC
Revenue — Domestic	1,093	1,672	1,156	1,193	1,167
Revenue — International	569	751	601	565	604
Revenue — Total	1,662	2,423	1,757	1,758	1,771
Adjusted OIBDA — Domestic	242	368	261	303	261
Adjusted OIBDA — International	99	159	105	100	108
Adjusted OIBDA — Total	341	527	366	403	369
Operating income	208	388	232	270	235
Gross margin — Domestic	34.7%	33.5%	35.6%	37.3%	35.9%
Gross margin — International	36.9%	37.3%	36.6%	36.9%	37.4%

Liberty Starz Group
Starz Entertainment
Revenue	301	300	305	308	316
Adjusted OIBDA	93	78	106	107	92
Operating income	78	65	99	102	87
Subscription units — Starz	17.3	16.9	17.1	17.3	17.4
Subscription units — Encore	30.7	30.6	31.1	31.9	32.0

Liberty Capital Group
Starz Media
Revenue	56	116	144	84	89
Adjusted OIBDA	(71)	(44)	(7)	(54)	(6)
Operating income (loss)	(73)	(44)	(9)	(55)	(7)

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC (and certain of its subsidiaries), the eCommerce businesses, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Starz group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010 and September 30, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q09	4Q09	1Q10	2Q10	3Q10
Liberty Interactive Group
Adjusted OIBDA	345	556	381	428	373
Depreciation and amortization	(139)	(145)	(141)	(139)	(141)
Stock compensation expense	(12)	(14)	(22)	(15)	(12)
Operating Income	194	397	218	274	220

Liberty Starz Group
Adjusted OIBDA	92	74	103	103	89
Depreciation and amortization	(5)	(4)	(5)	(4)	(7)
Stock compensation expense	(20)	(16)	(6)	(3)	(5)
Impairment of long-lived assets	—	(5)	—	—	—
Operating Income	67	49	92	96	77

Liberty Capital Group
Adjusted OIBDA	(71)	(76)	(43)	(59)	25
Depreciation and amortization	(20)	(17)	(16)	(21)	(20)
Stock compensation expense	(3)	—	(11)	(3)	(8)
Impairment of long-lived assets	—	(4)	—	—	—
Operating Loss	(94)	(97)	(70)	(83)	(3)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes for the three months ended September 30, 2009 and 2010, respectively.

(amounts in millions)	3Q09	3Q10
Liberty Interactive group	$345	$373
Liberty Starz group	92	89
Liberty Capital group	(71)	25
Consolidated Adjusted OIBDA	$366	$487

Consolidated segment adjusted OIBDA	$366	$487
Stock-based compensation	(35)	(25)
Depreciation and amortization	(164)	(168)
Interest expense	(177)	(170)
Share of earnings (losses) of affiliates, net	10	(23)
Realized and unrealized gains (losses) on financial instruments, net	(167)	2
(Losses) on dispositions, net	(13)	28
Other, net	16	35
Earnings (Losses) from Continuing Operations Before Income Taxes	$(164)	$166

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), the eCommerce businesses, Starz Entertainment and Starz Media to that entity or group’s operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010 and September, 30, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q09	4Q09	1Q10	2Q10	3Q10
Liberty Interactive Group
QVC
QVC US adjusted OIBDA	242	368	261	303	261
QVC UK	23	39	19	22	25
QVC Germany	34	65	42	30	38
QVC Japan	43	57	48	53	54
QVC Italy	(1)	(2)	(4)	(5)	(9)
QVC International adjusted OIBDA	99	159	105	100	108

Total QVC adjusted OIBDA	341	527	366	403	369
Depreciation and amortization	(129)	(134)	(129)	(129)	(129)
Stock compensation expense	(4)	(5)	(5)	(4)	(5)
Operating Income	208	388	232	270	235

eCommerce Businesses
Adjusted OIBDA	7	34	18	28	10
Depreciation and amortization	(10)	(11)	(10)	(11)	(12)
Stock compensation expense	(4)	(6)	(4)	(9)	2
Operating Income (Loss)	(7)	17	4	8	—

Liberty Starz Group
Starz Entertainment
Adjusted OIBDA	93	78	106	107	92
Depreciation and amortization	(3)	(4)	(4)	(4)	(3)
Stock compensation expense	(12)	(9)	(3)	(1)	(2)
Operating Income	78	65	99	102	87

Liberty Capital Group
Starz Media
Adjusted OIBDA	(71)	(44)	(7)	(54)	(6)
Depreciation and amortization	(2)	(1)	(2)	(2)	(1)
Stock compensation expense	—	1	—	1	—
Operating Loss	(73)	(44)	(9)	(55)	(7)